For further information, contact:

At the Company:                            Investor Relations:
Tam of Henderson                           OTC Financial Network
Jacalyn Guo                                Peter Clark
Investor Relations                         Investor Relations
310-443-4151                               781-444-6100, x629
danjie28@hotmail.com                       peter@otcfn.com
                                           www.otcfn.com/tmhn

FOR IMMEDIATE RELEASE:

          Tam of Henderson Assembles Highly Experienced Management Team

Shenzhen, China and Las Vegas, NV: July 17, 2006: Tam of Henderson, Inc. (OTCBB:
TMHN), through its wholly owned subsidiary Yu Zhi Lu Aviation Service Company, a company focused on domestic and international travel services to Hong Kong, Macau, and Taiwan Ltd ("YZL"), announced today the assembly of a highly experienced management team. The Company welcomes Jiangping Jiang as its Chairman of the Board and Chief Executive Officer. Ms. Jiang replaces Jun Xiao, who has resigned to pursue other endeavors. Xin Zhang joins the Company as Chief Financial Officer and Director; and Hoi-Yiu Lee was appointed as Secretary and Director. A Form 14F containing details of the management change is forthcoming and will be available at http://www.sec.gov.

Prior to founding YZL in 1998, Jiangping Jiang held positions in the airline industry and in government. From 1991 to 1998, she was the manager of Shenzhen International Airlines Agency. From 1982-1991, she served as a member of the Chongqing municipal government planning committee. From 1979 to 1982, she was employed by Chengdu airport.

Xin Zhang has over 15 years experience in corporate finance, having worked as an accountant, finance manager, CFO, and Managing Director of an auditing firm. She formerly worked at China Construction Bank Hubei branch, Shenzhen Zhongju Investment Ltd., Meidun Ltd., and Jia Zheng Hua CPA.

Hoi-Yiu Lee brings extensive knowledge of market trends pertaining to China and its position in the global marketplace. Previously, from 2005-2006, she was employed by K & A Trading Company, Hong Kong, as a merchandiser. In this capacity, she managed multiple international accounts and acquired merchandise on behalf of the company from international vendors.

Jiangping Jiang, Chairman of the Board and Chief Executive Officer of Tam of Henderson, said, "The global marketplace is looking to Hong Kong, Macau, and Taiwan as international hubs for business and manufacturing, consumerism, and travel. I'm excited to lead the Company and work closely with our highly experienced and talented executive management team of airline, travel, and leisure tourism professionals, who can provide the expert guidance to execute the Company to profitability."

About Tam of Henderson

Tam of Henderson, through it's wholly owned subsidiary Shenzhen Yu Zhi Lu Aviation Service Company Ltd ("YZL"), is engaged in travel services pertaining to domestic and international lines through Hong Kong, Macau, and Taiwan. Their core services include air ticket booking, hotel booking, tour routing for customers, and early-bird restaurant booking.

The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

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